Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2019, relating to the financial statements and financial highlights of VictoryShares USAA MSCI USA Value Momentum ETF, VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, VictoryShares USAA MSCI International Value Momentum ETF, VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, VictoryShares USAA Core Short-Term Bond ETF, and VictoryShares USAA Core Intermediate-Term Bond ETF (the “Funds”), each a series of Victory Portfolios II, for the year ended August 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 19, 2019